INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the following Registration Statements of Comcast Corporation and its subsidiaries on Forms S-3 and S-8 of our report dated February 3, 1998 on the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the developmental stage of Sprint Spectrum Holding Company, L.P. and subsidiaries) for each of the three years ended December 31, 1997 appearing in the Annual Report on Form 10-K of Comcast Corporation and its subsidiaries for the year ended December 31, 1997.


Title of Securities Registered                           Registration             Registration
                                                        Statement Form          Statement Number
The Comcast Corporation Retirement Investment Plan            S-8                   33-41440

The Comcast Corporation Retirement Investment Plan            S-8                   33-63223

Storer Communications Retirement Savings Plan                 S-8                   33-54365

Stock Option Plans                                            S-8                   33-25105

Stock Option Plans                                            S-8                   33-56903

The 1996 Comcast Corporation Stock Option Plan                S-8                  333-08577

The 1996 Comcast Corporation Deferred Compensation Plan       S-8                  333-18715

Senior Debentures; Senior Subordinated Debentures;            S-3                   33-50785
Subordinated Debentures; Preferred Stock, without par
value; Depository Shares representing Preferred Stock;
Class A Common Stock, $1.00 par value; Class A Special
Common Stock, $1.00 par value and Warrants

Class A Special Common Stock, par value $1.00 per share       S-3                  333-06161


/s/ Deloitte & Touche LLP
Kansas City, Missouri
March 9, 1998